Exhibit 1.01

CSP Inc.

Conflict Minerals Report

For the reporting period January 1, 2019 to December 31, 2019

This Conflict Minerals Report (the “Report”) of CSP Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2019 to December 31, 2019.

In August 2012, the U.S. Securities and Exchange Commission (“SEC”) issued rules implementing the “conflict minerals” disclosure requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Conflict Minerals Reporting Rule” or the “Rule”). If an SEC registrant manufactures (or contracts to have manufactured) products containing columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG” or “Conflict Minerals”), and the 3TG is necessary to such products’ functionality or production, the Rule requires that registrant to undertake a reasonable country of origin inquiry. If, as a result of the reasonable country of origin inquiry, the company knows or has reason to believe that any 3TG originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (the “Covered Countries”), and are not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of such minerals. Specifically, registrants must determine whether: (a) any 3TG is necessary to the functionality or production of a product manufactured or contracted to be manufactured originated in the Covered Countries; and (b) the minerals directly or indirectly finance or benefit armed groups in the Covered Countries.

Section 1 - Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2019.

These products, which are referred to in this Report collectively as the “Covered Products,” consist of substantially all of the products that are manufactured or contracted to be manufactured by the Company within its High Performance Products segment.

Section 2 - Reasonable Country of Origin Inquiry

The Company has conducted a reasonable country of origin inquiry regarding the Conflict Minerals that were necessary to the functionality or production of the Covered Products.  This reasonable country of origin inquiry was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals came from recycled or scrap sources.

In conducting the reasonable country of origin inquiry, the Company utilized the conflict minerals reporting template developed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) Extractives Working Group (the “EICC/GeSI Reporting Template”).

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals.  In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners.  The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.  Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.

The Company has concluded that the responses obtained in its reasonable country of origin inquiry are insufficient to form the basis for a reasonable belief that none of the Conflict Minerals necessary to the functionality or production of the Company’s products originated in a Covered Country.

Section 3 - Due Diligence Measures Performed by the Company

1.	Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence processes and efforts have been designed to conform with the framework set forth in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related supplements for 3TG.

2.	Management Systems

Our conflict minerals due diligence process included: the development of a Conflict Minerals Policy; the establishment of governance structures with cross-functional team members and senior executives; communication to, and engagement of, suppliers; recordkeeping; and the development of escalation procedures.

These efforts included the development of a Conflict Minerals Task Force led by our Vice President and Chief Accounting Officer and Chief Financial Officer and a team of subject matter experts from relevant functions such as, purchasing, quality assurance and manufacturing. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy.

We periodically report to the Audit Committee of the Board of Directors with respect to our due diligence process and compliance obligations.

As stated above, the Company has adopted a company policy which is posted on our website at: http://investorrelations.cspi.com/investor-relations/corporate-governance/cspi-conflict-minerals-policy/default.aspx.  The policy states:

CSPI Conflict Minerals Policy

Conflict Mineral Disclosure Rules

On August 22, 2012, the United States Securities and Exchange Commission (“SEC”) adopted final rules pursuant to Section 1502 of the Dodd-Frank Act of 2010 regarding conflict minerals disclosure. These rules require public companies to report to the SEC whether tantalum, tin, tungsten or gold (“conflict minerals”) mined in the Democratic Republic of Congo or adjoining countries are used in the products they manufacture. If conflict minerals originate in these countries, publicly traded companies are required to use due diligence to trace the source and chain of custody of these minerals leading up to their receipt by the reporting company and to describe this due diligence effort and its results in reports filed annually.

CSP Inc. (CSPI) Conflict Minerals Policy Statement

CSPI is committed to complying fully with the SEC’s conflict minerals disclosure rules. It is our policy to work with our supply chain partners to take reasonable steps aimed at assuring that the identified “conflict minerals” are not sourced by CSPI or any of its supply chain partners.

In supporting the principles and objective of this legislation, CSPI requests our suppliers, in the chain of custody, exercise reasonable due diligence to determine the country of origin of these minerals and act in accordance with the “Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas”.

3.	Report on Supply Chain Due Diligence and Results

a. We conducted a survey of the Company's active suppliers using the EICC/GeSI Reporting Template. The EICC/GeSI Reporting Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters that the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. The EICC/GeSI Reporting Template has been widely adopted by many companies in their due diligence processes related to conflict minerals.

b. Survey Responses - The Company surveyed its entire known component and outsourced manufacturing supply chain and identified one active supplier for the period beginning January 1, 2019 and ending December 31, 2019.  The Company received a survey response from its supplier that accounts over 100% of the total purchases from the supplier survey for the period beginning January 1, 2019 and ending December 31, 2019.  The Company also maintains a database of 39 survey responses that have been collected during the 84-month period beginning on January 1, 2013 and ending on December 31, 2019.   The Company uses its database of 39 supplier responses to assess materials purchased in the current reporting period as well material purchased in prior reporting periods used to manufacture goods shipped to customers in the current reporting period.   A copy of the declared sources of material has been included as part of this filing. The declared sources represent a summary of all available information.

4.	Escalation Procedure

We have created follow-up processes to identify and escalate any identified issues associated with non-responsive or problematic responses provided by suppliers in connection with our due diligence efforts.

5.	Maintenance of Records

The Company has established our due diligence compliance process and set forth documentation and record maintenance mechanisms to ensure that relevant documentation is retained in a structured electronic database.

6.	Supply Chain Risk Identification and Assessment

Because of our size, the breath and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors downstream from our direct suppliers.  As referenced in section 3.b above, we have identified one direct supplier for our products that are within the scope of our due diligence process.  We received this supplier’s response to our request for information. We have relied on this supplier’s response to provide us with information about the source of conflict minerals contained in the components supplied to us. Our direct supplier is similarly reliant upon information provided by its suppliers.

7.	Designing and Implementing a Strategy To Identify and Respond to Supply Chain Risk

The Company has followed up with its suppliers in order to secure complete responses regarding both the use, and the supply and chain of custody, of any Conflict Minerals contained in the Covered Products.  The Company has also initiated a process to review the reasonableness and reliability of its suppliers’ responses.

8.	Third Party Audits of Supply Chain

The Company does not have direct relationships with smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain with these Conflict Minerals. We do rely upon industry efforts to influence smelters and refineries to get audited and certified through the Conflict-Free Sourcing Initiative’s Conflict Free Smelter Program.

Reporting

With the preparation and submission of this Conflict Minerals Report, the Company has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals.

Section 4 - Product Categorization and Results of Due Diligence

After exercising the due diligence described above, the Company was unable to determine whether or not each of the Covered Products qualifies as “DRC conflict free,” as defined under the Rule.

Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed below:

Metal	Smelter or Refiner Name	Country	CFSI I.D. Number	Certified as “conflict free” from an independent third-party audit program
Tin	CV United Smelting	INDONESIA	CID000315	*
Tin	MSC	MALAYSIA	CID001105	*
Tin	Metallo-Chimique N.V	BELGIUM	CID002773	*
Tin	Mineração Taboca S.A	BRAZIL	CID001173	*
Tin	Minsur.	PERU	CID001182	*
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	*
Tin	OMSA	BOLIVA	CID001337	*
Tin	PT Bukit Timah	INDONESIA	CID001428	*
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	*
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	*
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	*
Tin	Thaisarco	THAILAND	CID001898	*
Tin	H.C. Starck GmbH Goslar	GERMANY	CID002545
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Conghua Tantalum and Niobium Smeltry	J CHINA	CID000291
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	JAPAN	CID001277
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
Tantalum	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	Thaisarco	THAILAND	CID001898
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482
Tin	Minsur	PERU	CID001182
Tin	CV United Smelting	INDONESIA	CID000315
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	EM Vinto	BOLIVA	CID000438
Tin	Metallo-Chimique N.V.	BELGIUM	CID002773
Tin	Mineração Taboca S.A.	BRAZIL	CID001173
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337

Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Tin	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Heraeus Ltd. Hong Kong	CHINA	CID000707
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Dowa	JAPAN	CID000401
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	LS-NIKKO Copper Inc.	KOREA	CID001078
Gold	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
Tungsten	H.C. Starck GmbH	GERMANY	CID002541
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258

The Company does not have sufficient information to determine the country of origin of the Conflict Minerals in the Covered Products.

Section 5 - Future Risk Mitigation and Efforts to Enhance Due Diligence

As we move toward enhancing our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary Conflict Minerals in the Covered Products could benefit armed groups in the Covered Countries:

i.	Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.
ii.	Continue to influence additional smelters to obtain Conflict Free status throughout our supply chain, where possible.

Where practicable, the Company will work with suppliers who are sourcing from non-Conflict free smelters to move towards using Conflict Free smelters, within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.